Exhibit 99.1
Arq Announces $15 Million PIPE Transaction
Entered Into $15 million PIPE at $7.00 per share, reflecting a roughly 3% discount to yesterday's close
Transaction resulted from unsolicited offer from new, accredited institutional investor
Bolsters long-term growth strategy, provides additional third-party validation of strategy and prospects
GREENWOOD VILLAGE, Colorado, May 16, 2024 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced that it has entered into a transaction with a new institutional accredited investor for the issuance and sale of approximately $15 million of common stock (the "PIPE"). The PIPE was priced at $7.00 per share, which will result in the issuance of 2,142,858 million new common equity shares in Arq, and a total ownership stake of 5.7% in the Company on a fully diluted basis.
The PIPE resulted from an unsolicited offer to purchase shares first received by the Company from the investor on the afternoon of May 9, 2024, following the release of Arq's first quarter 2024 earnings results and conference call. The PIPE's pricing of $7.00 per share reflects a discount of approximately 3% versus the closing price on May 15, 2024 of $7.25. Closing of the PIPE is subject to the satisfaction of customary conditions. The Company intends to promptly file a registration statement on Form S-3 to register the newly issued shares. Following closing of the transaction, Arq will have approximately 36.0 million shares issued and outstanding.
"I have consistently stated our lack of intent to issue equity to finance our business plan," stated Bob Rasmus, CEO of Arq. "This remained my position when first approached by an investor immediately following last week's earnings call. However, I will always be opportunistic and focused on what best maximizes shareholder value. We believe this transaction reflects an extremely attractive and accretive financing that further de-risks our strategic investment at Red River. Further, this transaction allows us to maintain a conservative balance sheet, while also maintaining flexibility and dry powder."
"This financing will meaningfully reduce our cost of capital, create an even clearer pathway to achieving three years or less payback at Red River and enable an even more efficient debt refinancing process," continued Mr. Rasmus. "Our first-ever Granular Activated Carbon ("GAC") contract announced last week reflected customer validation for our unique solutions and today's financing clearly exhibits additional investor validation of our overall business strategy."

Mr. Rasmus concluded, "I am encouraged by Arq's strong equity price performance realized since joining the team, which we believe is the result of our improving execution, exciting growth opportunities, and regulatory tailwinds. Today's announcement validates all that we are doing and I remain incredibly excited and motivated to execute further on our strategy for the benefit of all shareholders."
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: business strategy, expectations about future demand and pricing for our PAC and GAC products and our ability to enter into new markets, the ability to successfully integrate legacy Arq's business and effectively utilize legacy Arq’s products and technology, the estimated costs and timing associated with potential capital improvements at our facilities, financing sources for such projects and potential production outputs thereafter, expected market supply of GAC products and the cost savings and environmental benefits of our GAC products, and the timing and scope of future regulatory developments and the related impact of such on the demand for our products. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the Company’s ability to maintain relationships with customers, suppliers and others with whom it does business and meet supply requirements, or its results of operations and business generally; risks related to diverting management’s attention from the Company’s ongoing business operations; changes in construction costs or availability of construction materials; our inability to effectively manage construction and startup of the Red River GAC Facility or Corbin Facility; our inability to ramp up our operations to effectively address recent and expected growth in our business; the timing and cost of capital expenditures and the resultant impact to our liquidity and cash flows; our inability to obtain required financing or obtain financing on terms that are favorable to us; the ability to meet Nasdaq’s listing standards following the consummation of the Transaction; opportunities for additional sales of our activated carbon products and end-market diversification; the Company’s ability to meet customer supply requirements; the rate of coal-fired power generation in the United States; timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which the Company operates; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the ongoing pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs, as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release.
Source: Arq, Inc.
For further information contact:
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com